EXHIBIT 99.1

Finish Line Chief Administrative Officer and Corporate Secretary Gary D. Cohen to Retire

INDIANAPOLIS, Nov. 29, 2011 – The Finish Line, Inc. (NASDAQ: FINL), today announced that its Chief Administrative Officer and Corporate Secretary, Gary D. Cohen, will retire from the company effective March 29, 2012. Cohen will step down from his role as Chief Administrative Officer and Corporate Secretary effective December 1, 2011, but will remain with the company during a transition period ending March 29, 2012.

Cohen, 59, has been with The Finish Line, Inc. since 1997, first serving as General Counsel and later in his current role as Chief Administrative Officer and Corporate Secretary. During his career with the company, Cohen assembled its internal legal department, and in his role as Secretary, he worked with the board of directors as its liaison to management. Cohen was also one of the original founders of the Finish Line Youth Foundation and served as President of the non-profit organization in 2008 and 2009. Most recently, Cohen led the $8.5 acquisition of a chain of 18 specialty running shops operating under banners such as Greater Boston Running Company, Texas Running Company, Georgetown Running Company, Princeton Running Company and others.

“Gary has been an integral part of our company’s growth and success,” said Glenn Lyon, Chairman and Chief Executive Officer. “Over the years, he has served as a trusted legal advisor, insightful liaison to our board and was part of business development efforts aligned with our growth strategy. We appreciate his contributions and wish him well as he moves toward this next chapter of his life.”

“It is appropriate for me to transition from my leadership role at this time,” Cohen said. “Departing from the company immediately after the fiscal year is completed allows for an orderly transition of my responsibilities. I enjoyed my time with the company and look ahead to pursuing new opportunities moving forward. I wish Finish Line success with its long-term growth initiatives.”

About Finish Line

Finish Line is a premium retailer of athletic shoes, apparel and accessories. Headquartered in Indianapolis, Finish Line operates 647 stores in malls across the United States. More than 11,000 Finish Line sneakerologists help customers each day connect with their sport, their life and their style. Online shopping is available at http://www.finishline.com/ and mobile shopping is available at m.finishline.com. Follow Finish Line on Twitter at Twitter.com/FinishLine and “like” Finish Line on Facebook at facebook.com/FinishLineUSA.

Contact:
Anne Roman
Corporate Communications
317-613-6577
aroman@finishline.com